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                                                                      EXHIBIT 99

                           SCOTSMAN INDUSTRIES, INC.
                             CAUTIONARY STATEMENTS


Information provided by the Company from time to time, either orally or in writing, may contain certain "forward looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). Consistent with the Act, such forward-looking information may include information relating to such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, cash flow, debt to capitalization ratios, internal growth rates, future economic performance, management's plans and objectives for future operations, or the assumptions relating to, or underlying, any such forward-looking information. The cautionary statements set forth below are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those expressed in, or implied by, the forward-looking statements as a result of various factors, including but not limited to the following:

1. The Company's performance should be expected to be affected by the strength or weakness of the various economies in which the Company markets its products, primarily in the United States and Western Europe, but also in the Far East. The relative strength or weakness of these economies may affect the rate at which new hotels, restaurants, fast food outlets, supermarkets or other facilities with a need for the Company's products are built, and the rate at which other potential commercial customers replace or upgrade ice machines, beverage dispensing systems, food preparation and storage equipment, refrigerated display cases, walk-in cold rooms, and insulated panels already in use, thus affecting the demand for the Company's products.

2. Sales of a significant proportion of the Company's products can be negatively impacted by abnormal weather conditions during different seasons and quarters of the year.

3. Underutilization of the Company's facilities may occur as a result of failure to meet anticipated sales volumes. Such underutilization, which results in excess capacity costs, may significantly affect the Company's operating results.

4. The Company's ability to realize operating profits is dependent on its ability to timely manufacture, source and deliver products which may be sold for a profit. Labor difficulties, delays in delivery or increased prices of raw materials and purchased components, scheduling and transportation difficulties, management dislocations and delays in development and manufacture of new products can negatively affect operating profits.

5. The Company's results of operations can be negatively impacted by product liability or other lawsuits and/or by warranty claims or other returns of goods.

6. The Company manufactures some of its products in the United Kingdom, Italy and Germany and sells its products throughout Western Europe and the Middle and Far East. Currency devaluations and unfavorable changes in foreign country monetary and tax policies and other changes in the regulatory climate in foreign countries could materially affect the Company's profitability and the Company's plans to grow its international businesses.


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7.   Although no single customer accounts for more than 10% of the Company's consolidated net sales, the volume of sales of the Company's drink dispensing equipment, food preparation and storage equipment, refrigerated display cases, walk-in cold rooms and insulated panels may be affected, from time to time, by changes in the buying patterns of certain large customers as a result of internal cost-control measures adopted by such customers, changes in the strategic plans of such customers, or other factors.

8. The Company's products and manufacturing processes are subject to various environmental, health and safety regulations and standards. Such regulations and standards, from time to time, may require significant changes in products or manufacturing methods. The Company also is, or may be, subject from time to time to claims and litigation arising under the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. The Company believes that environmental, health and safety matters will not have a material effect on its business or financial condition. However, legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred as a result of currently unidentified or future problems or new regulatory developments.